Exhibit 5.1

April 10, 2003 Gladstone Capital Corporation 1616 Anderson Road Suite 208 McLean, Virginia 22102	ATTORNEYS AT LAW One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Main703 456-8000 Fax703 456-8100 www.cooley.com CHRISTIAN E. PLAZA (703) 456-8006 cplaza@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Gladstone Capital Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of up to Two Million (2,000,000) shares of the Company's Common Stock, $0.001 par value (the "Shares"), of which Five Hundred Ninety Eight Thousand Three Hundred Thirty Six (598,336) shares have been issued pursuant to the 2001 Amended and Restated Equity Incentive Plan, as amended (the "Plan"), and One Million Four Hundred One Thousand Six Hundred Sixty Four (1,401,664) shares are reserved for issuance pursuant to the Plan.

        In connection with this opinion, we have examined the Registration Statement and related prospectus and reoffer prospectus, your Articles of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares that have been issued are, and the Shares to be issued, when sold and issued in accordance with the Registration Statement, related prospectus and the Plan, will be, validly issued, fully paid and non-assessable.

        The opinion rendered herein is only as of the date hereof and we undertake no obligation to update this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the reoffer prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley Godward LLP

/s/ Chrstian E. Plaza

Christian E. Plaza